May 15, 2026

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for FRP Holdings, Inc. (the “Company”). We have read the Company’s disclosure set forth in the Company’s Current Report on Form 8-K dated May 15, 2026 (the “Current Report”) and are in agreement with the statements contained in the second and third paragraph on page 2 therein, insofar as it pertains to our firm.

We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Baker Tilly US, LLP